EXHIBIT 10.3
Participation Form
Participation Form No. 7
Lodgian, Inc. Executive Incentive Plan
Participation Form
To: James MacLennan
In accordance with the provisions of the Lodgian, Inc. Executive Incentive Plan (the “Plan”), you are hereby notified that you have been selected to become a Participant in the Plan. As a Participant, you may become entitled to incentive compensation pursuant to the terms and provisions of the Plan for the Bonus Years noted below:

2006: ☒	2007: ☒	2008: ☒
Your Maximum Annual Cash Bonus Amount shall be:
$288,750
Your Base Annual Restricted Shares shall be:
10,000
Your Bonus Multiplier shall be:
100%
The Company must achieve certain performance goals noted in the Plan for you to receive all or any portion of your Maximum Annual Cash Bonus Amount or all, any portion of, or a multiple of, your Base Annual Restricted Shares. This Participation Form will evidence your participation in the Plan. You should consult the Plan for details concerning the calculation and determination of your potential incentive compensation.
In witness whereof, we, the undersigned members of the Committee have executed this Participation Form as of this 1st day of March, 2006.

/s/ Kenneth A. Caplan Committee Member	/s/ Kevin C. McTavish Committee Member

/s/ Sean F. Armstrong
Committee Member